Exhibit 10.4

FACILITY AGREEMENT

Executed on 19.1.2022

By and Among

GAUZY LTD.

Company number 514335967

14 Hatehiya Street, Tel Aviv Israel 6816914

(the “Company”)

On the first part;

THE LENDERS

As provided in Annex A of this Agreement

On the second part;

and

Klirmark Capital 3 Ltd.

and

Davidson & W Technology Growth Cayman LP

(collectively, the “Facility Agent”)

On the third part;

Whereas	the Company has requested that the Lenders make available to the Company the Facility, to be utilized by drawdown of up to two term loans, in the amounts and under such terms and conditions set forth in this Agreement, and the Lenders agree to make the Facility available to the Company; and

Whereas	the parties have agreed to enter into this Agreement in accordance with the terms and conditions set forth hereunder;

Therefore it has been declared, stipulated and agreed among the parties as follows:

1.	General; interpretation

In this Agreement, unless the subject matter requires otherwise:

1.1.	The preamble of this Agreement and its appendices constitute an integral part thereof.

1.2.	Reference to this Agreement or to any specific provision in this Agreement or to any other document, shall be construed as reference to this Agreement, said specific provision or document, as in effect at such time and from time to time and as amended, changed, endorsed or supplemented by addendum, from time to time in accordance with the provisions thereof or, as applicable, with the consent of the relevant parties thereto.

1.3.	This Agreement and all other Finance Documents are complementary to each other, their provisions shall apply cumulatively and in aggregate. However, and in any event of contradiction between any provision set forth in this Agreement (without appendices, attachments and references), with respect to certain matters explicitly included in this Agreement and in the other Finance Documents, the provision set forth in this Agreement shall prevail.

1.4.	Section captions are meant for convenience of reference only and shall not be used for purpose of interpreting this Agreement.

1.5.	Any change and/or amendment and/or addendum to this Agreement, including appendices, shall be null and void, unless made in writing and executed by all parties hereto, unless explicitly set forth otherwise in this Agreement.

1.6.	Any notice that the Company is required to provide to any of the Lenders and/or to the Facility Agent, shall be delivered in writing to the Facility Agent for itself and for the Lenders.

1.7.	In the event a party is entitled to perform any action according to this Agreement, it is not obligated to do so.

1.8.	The terms “month”, “quarter” and “year” shall be counted in accordance with the Gregorian calendar, unless explicitly set forth otherwise.

1.9.	In this Agreement singular form shall include plural, and vice versa; and masculine form shall include feminine, and vice versa.

1.10.	Any use of the words “including” or “inclusive” or “other”, is meant to add and not subtract.

1.11.	Wherever the consent of the Finance Parties is required pursuant to this Agreement, the meaning is advance written consent. Each Finance Party shall be entitled to stipulate its consent under such conditions it deems appropriate according to its reasonable discretion.

1.12.	Unless expressly provided hereunder, any Payment Date which occurs on a date which is not a Business Day, shall be postponed to the first Business Day occurring immediately thereafter.

1.13.	“USD”, “US$” and “Dollars” shall mean United States of America Dollars.

2.	Definitions

The following definitions shall serve for purpose of this Agreement (without derogating from the definitions set forth in the body of the Agreement):

2.1.	“Affiliate” – with respect to any person, any other person controlling it, controlled by it, or controlled by the same person.

2.2.	“Agency Fees” - the fees payable to the Facility Agent pursuant to Section 20.2 hereof.

2.3.	“Availability Period” – the period commencing on the Effective Date and terminating on the lapse of 100 days thereafter.

2.4.	“Auditors” – the Company’s and the Target’s auditors, and if replaced – an accounting firm similar in size to the current auditors of the Company, or any other firm agreed to by the Facility Agent.

2.5.	“Available Amount”- in respect of the Facility, the amount available for the Company to be drawn down on account of the Facility according the provisions of section 3 to this Agreement, after deducting amounts of actual drawdowns extended on account of the Facility, and amounts already requested to be drawn down on account of the Facility and which have not yet been extended, until the relevant date.

2.6.	“Business Day” – any day except Friday, Saturday, national holidays, two days of Rosh Hashanah, Yom Kippur and Yom Kippur eve, the first and eighth day of Sukkoth, Purim, the first and seventh day of Passover, Independence Day, Pentecost and the ninth day of the Hebrew month “Av”, and except for any other day determined by the Commissioner of Banks at the Bank of Israel as a day banks in Israel are closed, provided that in relation to any date for the payment of US Dollars, such day shall also be a day on which banks are open for general business in New York.

2.7.	“Change of Control” – an event where a person, who gains control over the Company through ownership of (i) more than 50% of the voting rights or the issued and outstanding equity interests of the Company, or (ii) the right to appoint a majority of the board of directors.

2.8.	“Collateral” – the pledges and undertakings set forth in Section 10 of this Agreement, created and/or to be created and/or (as applicable) granted and/or to be granted pursuant to the Collateral Documents in favor of the Finance Parties in connection with the Secured Obligations.

2.9.	“Collateral Documents” – each of the following: (a) all documents listed in Section 10.1 of this Agreement for creating the Collateral, and any other document according to which any Collateral shall be created for securing the Secured Obligations according to the provisions of this Agreement; and (b) all approvals and consents presented or delivered or that must be presented or delivered in accordance with or pursuant to any of the Collateral Documents.

2.10.	“Companies Law” – the Companies Law, 5759-1999, and all regulations, orders and rules issued thereunder.

2.11.	“Control” – as such term (and its inflections) is defined in the Securities Law.

2.12.	“Default” – any event or circumstance which, following the lapse of any cure period or the delivery of notice, would be an Event of Default.

2.13.	“Default Interest” – as such term is defined in Section 8 hereof.

2.14.	“Discharge Date” - the date on which the Secured Obligations have been fully and irrevocably paid and discharged to the Finance Parties.

2.15.	“Distribution” – as such term is defined in the Companies Law as well as payment in connection with any Shareholder Loan, convertible loan notes issued by the Company, management fees and any other payment, in cash or otherwise, made or due to be made by virtue of holding any Means of Control in a corporation or for other reasons to an Interested Party that holds means of control in such corporation or to a relative of such Interested Party or to any Affiliate thereof, in each case other than (i) salary and other compensation payable in the ordinary course to employees of or consultants to the Company or any Subsidiary, (ii) directors remuneration, and (iii) D&O insurance and indemnity.

2.16.	“Dividends” – as such term (and its inflections) is defined in the Companies Law.

2.17.	“Effective Date” – January 20, 2022, after the fulfillment of the last of the conditions precedent set forth in Section 4 of this Agreement (other than such conditions precedent which are expressed to be fulfilled on the Effective Date).

2.18.	“Escrow Account” – the escrow account maintained by the Escrow Agent with Bank Leumi Le-Israel Ltd., Branch No. 800; Foreign Currency Account Number: 515627/00, IBAN Number: IL760108000000051562700; NIS Account Number: 515627/80, IBAN Number: IL500108000000051562780; Account Name: MEITAV DASH TRADE LTD.

2.19.	“Escrow Agent” – Altshuler Shaham Trusts Ltd.

2.20.	“Event of Default” or “Default Event” – any of the events and circumstances set forth in Section 13 of this Agreement.

2.21.	“Expiration Date” – as defined in section 4.2 hereunder.

2.22.	“Exit Event” – any of these:

(A)	Any transaction, or a series of transactions, where at least 25% of the outstanding share capital of the Company is being transferred;

(B)	Any transaction, or a series of transactions, where the Company transfers all, or substantially all, of its business, assets and operations to any person, other than such a transfer made to any corporation which is controlled by the Company;

(C)	Any transaction, or a series of transactions, that result in a Change of Control of the Company; or

(D)	An offering of shares of the Company to the public or listing of Company shares for trade on any stock exchange or regulated market (including any merger with SPAC).

2.23.	“Facility” – a credit facility in the aggregate amount of USD 30,000,000 (thirty million US Dollars), to be provided to the Company by the Lenders in accordance with the provisions hereof.

2.24.	“Final Settlement Date” – December 31, 2025.

2.25.	“Finance Documents” – each of the following: (a) this Agreement; (b) the Collateral Documents; and (c) any other agreement or document prepared or executed in accordance with any of the aforementioned documents or in connection thereto and which is designated by the Finance Parties as a “financing document”.

2.26.	“Finance Parties” – the Lenders and the Facility Agent.

2.27.	“Financial Entity” – each of the following: banking corporations, as defined in the Banking (Licensing) Law, 5741-1981 (including any law to supersede it), corporations subject to the Control of Financial Services (Provident Funds) Law, 5765-2005, insurers as defined in the Control of Financial Services (Insurance) Law, 5741-1981 (including any law to supersede it), partnerships engaged in financing where the partners include any of the aforementioned corporations, auxiliary corporations, as defined in the Banking (Licensing) Law, 5741-1981, or any corporation similar to any of the aforementioned incorporated outside of Israel and supervised by the competent authority in the country of its incorporation, as well as holders of debentures issued in Israel or outside of Israel and corporations subject to the Joint Investment Trust Law, 5754-1994 (including any law to supersede it).

2.28.	“Financial Indebtedness” – any Obligation for or in respect of: (a) moneys borrowed; (b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, loan stock or any similar instrument; (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease; (e) receivables sold or discounted, whether or not sold an a recourse or non-recourse basis; (f) any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition, having the commercial effect of borrowing, other than advances received by the Company from customers where such advances do not bear any interest and where the supply of goods or services by the Company is to be delivered within 180 days after receipt of such advance; (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction – that amount) shall be taken into account); (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by any Financial Entity; and (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

2.29.	“Financial Statements” – financial statements, including, inter alia, balance sheet, profit and loss statement, cash flow, report on changes to capital and the notes attached to them, prepared in accordance with Israeli or US GAAP, audited or reviewed, by the Auditors.

2.30.	“Financial Transferee” – a Financial Entity, except for those considered Financial Entities solely on account of holding debentures.

2.31.	“Holding” – as such term (and its inflections) is defined in the Securities Law.

2.32.	“Interested Party” – as such term is defined in the Securities Law.

2.33.	“Interest Payment Date” - the last day of any Interest Period.

2.34.	“Interest Period” – consecutive periods of three months each, the first of which commencing on the Effective Date, provided that: (a) the first interest period shall end on March 31, 2022; (b) the last interest period shall end on the Final Settlement Date; (c) every subsequent interest period shall commence upon the end of the preceding interest period; (d) interest periods that had it not been for this Paragraph (d) would end on a day that is not a Business Day, shall end on the first Business Day occurring immediately after such date.

2.35.	“Interest Rate” – 10.5%.

2.36.	“Law” – including any enactment, statute, treaty, ordinance, regulations, order, official directive, administrative directive, demand or guideline of any governmental, fiscal, monitory or regulatory body, or of any other authority, in Israel or abroad. Any reference in this Agreement to any law shall be interpreted as reference to such law as amended or reenacted, or as may be amended or reenacted, from time to time.

2.37.	“Lender” and collectively “Lenders” – any of the Lenders set forth in Annex A, and any transferee or assignee thereof in accordance with the provisions of this Agreement and except for whomever ceased being a party to this Agreement (according to its conditions).

2.38.	“License” – the license granted to the Company by the Licensor, attached as Annex 2.38 hereto.

2.39.	“Licensor” – Research Frontiers Incorporated.

2.40.	“Loan” – any amount drawn down under the Facility.

2.41.	“Loan Currency” – US Dollars.

2.42.	“Loan Obligations” – the obligations comprising the Secured Obligations other than obligations in respect of the additional consideration payable pursuant to Section 21.

2.43.	“Loan Principal Balance” – with respect to any time, the outstanding principal amount of all Loans, after deducting principal amounts that have been repaid according to the provisions of this Agreement until such time.

2.44.	“Material Adverse Effect” – any event or circumstance, which has, or may reasonably have, a material adverse effect on one or more of the following: (a) the financial condition of the Company and/or any of the other Obligors causing a material adverse effect, on the ability of the Company or other Obligors to perform and fulfill their financial undertakings and obligations pursuant to the Finance Documents; or (b) the validity of this Agreement and/or any of the Collateral Documents, the ability to enforce them or any of the rights of the Finance Parties thereunder.

2.45.	“Means of Control” - as such term is defined in the Securities Law.

2.46.	“Obligation” – any obligation (whether as principal debtor, whether as guarantor and whether as guarantor whose obligation is deemed as an obligation of the principal debtor) for payment or settlement of any amount, whether such obligation is existing or prospective, and whether such obligation is absolute or contingent.

2.47.	“Obligor” – the Company, the Target and any person that provided and/or shall provide Collateral or guarantee according to the Finance Documents for securing the Secured Obligations pursuant to the Finance Documents.

2.48.	“Officer” – as such term (and inflections) is defined in the Companies Law (respectively for any other corporation), including every board member and/or manager and/or corresponding position in the Company.

2.49.	“Payment Date” – any Principal Payment Date and Interest Payment Date.

2.50.	“Payoff Credit Facilities” – the credit facilities and loans made available to the Company by Mizrahi-Tefahot Bank Ltd. as specified the Payoff Letter.

2.51.	“Payoff Letter” – the letter of intent delivered to the Company by Mizrahi-Tefahot Bank Ltd. dated January 17, 2022.

2.52.	“Personal Interest” – as such term (and inflections) is defined in the Companies Law.

2.53.	“Pledges” – mortgage, pledge, charge (whether fixed or floating), assignment by way of charge, or any other collateral, securing the obligation of any person or conferring preference in payment of any person’s obligations.

2.54.	“Preferred Share D” – the shares in the share capital of the Company issued by the Company in Series D Equity Round.

2.55.	“Principal Payment Date” –any date on which any amount is payable to the Lenders hereunder on account of the principal of the Loans.

2.56.	“Relative” – as such term (and inflections) is defined in the Companies Law.

2.57.	“Secured Obligations” – all Obligations of the Company towards the Finance Parties pursuant to this Agreement and all other Finance Documents, including principal, interest of any kind, fees, payments and commissions due to the Finance Parties, amounts of the additional consideration payable pursuant to Section 21, exchange rates, and including for payment of expenses and reasonable payments incurred by the Finance Parties in connection with or for protection of, or for maintaining or enforcing their rights and all in accordance with the Finance Documents.

2.58.	“Securities Law” – the Securities Law, 5728-1968, and all regulations, orders and rules issued thereunder.

2.59.	“Series D Equity Round” – equity raise by the Company, in an amount of at least USD 30,000,000, against issuance by the Company of Series D Preferred Shares (as defined in the Articles of Association of the Company).

2.60.	“Shareholder Loan” – any amount extended by a shareholder (or its relative or an Affiliate of either of them) in any company and/or partner (or its relative or an Affiliate of either of them) of any partnership, or any other Interested Party, in any way and manner, and where the lender has rights to be repaid from such corporation (whether the principal amount or whether together with linkage differentials and/or interest), whether in the present or future – and not as a residual right following liquidation, and including any loans advanced to the Company pursuant to any convertible notes or other similar instruments.

2.61.	“Structural Change” – (a) merger or split (as such terms are defined in Part V 2 to the Income Tax Ordinance (New Version) or in the Companies Law; (b) transfer of assets in exchange for means of control, according to the aforementioned Part V 2; (c) settlement and/or arrangement in accordance with Sections 350 and 351 of the Companies Law, save for purpose of technical changes in the Company’s share capital; and/or (d) any corresponding or similar provision according to any other law.

2.62.	“Subsidiary” – any incorporated person which the Company controls, whether directly or indirectly, including, from the Effective Date onwards, the Target Group.

2.63.	“Target” – Vision Lite, société par actions simplifiée, incorporated under the laws of France.

2.64.	“Target Acquisition Agreement” – the agreement dated February 7, 2021 pursuant to which the Company is to acquire the entire outstanding share capital of the Target and shall hold 100% of any Means of Control in the Target, attached as Annex 2.64 hereto, including the amendment thereof dated January 16, 2022.

2.65.	“Target Closing Payment” – the entire consideration payable at the closing of the acquisition transaction pursuant to the terms of the Target Acquisition Agreement (other than escrow amounts and earnout amounts that may be payable by the Company pursuant to the terms of the Target Acquisition Agreement).

2.66.	“Target Discharge Obligations” – Financial Indebtedness of the Target to be discharged in full by the Target from the proceeds of the Target Loan on the Effective Date, as set forth in Schedule 2.65 hereto.

2.67.	“Target Group” – the Target and any of the Subsidiaries of the Target, including the entities included in Schedule 2.67 hereto.

2.68.	“Target Loan(s)” – the existing loan extended to the Target by the Company, in a principal amount of €4,000,000, the loan to be extended by the Company to the Target, in the principal amount of up to €11,253,500, and any additional loan to be extended by the Company to the Target, all governed by the Target Loan Agreements.

2.69.	“Target Loan Agreements” – the agreements entered into by the Company and the Target, in the form(s) attached as Annex 2.69 hereto.

2.70.	“Target Security” – the security delivered by the Target to the Company as collateral for the Target Loans, including pledge of all of its assets and operations, and the holdings of the Target in any other member of the Target Group.

2.71.	“Taxes” – any taxes, levies, tolls and other mandatory payments, of any kind or type, including taxes or mandatory payments due on income, capital gains or profits; VAT; withholding and withholding at source that constitute by nature, or payable on account of such taxes, tolls, levies or mandatory payments, including interests and fines in connection with such taxes, levies, tolls or mandatory payments, and all whether in Israel and/or abroad, and Tax and Taxation shall be interpreted accordingly.

2.72.	“Transaction” – as such term (and inflections) is defined in the Companies Law.

2.73.	“VAT” – value added tax including any similar tax to be imposed instead or in addition thereto from time to time.

3.	Facility and Loans

3.1.	On the Effective Date, subject to the fulfillment of all conditions precedent set forth in Section 4 of this Agreement, the Lenders shall make the Facility available to the Company, during the Availability Period.

3.2.	The Company may make up to two drawdowns. The first Drawdown may be in an amount of up to USD 20,000,000, and the second drawdown up to the remaining Available Amount.

3.3.	Loans

3.3.1.	The drawdown of a Loan from the Facility shall be made pursuant to a written request delivered by the Company to the Facility Agent, executed by the Company and verified by an attorney (hereinafter: “Loan Request”). The Loan Request shall be irrevocable. The Loan Request shall stipulate: (1) the requested principal amount of the Loan (in compliance with the provisions of Section 3.2 hereof) (2) the actual date of extension, which must be a Business Day, and which with respect to the first Loan will be the Effective Date, and with respect to the second Loan be a date falling at least seven Business Days after the delivery of the Loan Request and within the Availability Period, and (3) that all the conditions required to entitle the Company to make the drawdown are fulfilled. The Loan Request shall include a written confirmation of the Company that (i) all representations, warranties and undertakings granted by the Company according to this Agreement or any of the Finance Documents remain true and correct in all material respects as of the date of the Loan Request; (ii) all conditions precedent required according to this Agreement for the extension of the Loan by the Lenders have been fulfilled; and (iii) there has not been any Event of Default nor any Default and no such is reasonably expected to occur immediately following the extension of the Loan.

3.3.2.	The Loan Request for the first Loan shall specify that the proceeds of that Loan, net of the fees payable on the Effective Date deducted from that Loan, shall be applied as follows: (i) an amount equal to the amount of the Payoff Credit Facilities as specified in the Payoff Letter shall be transferred to the relevant account set forth in the Payoff Letter as full and final discharge of the Payoff Credit Facilities, (ii) the remainder of the Loan proceeds shall be transferred to the Escrow Account.

3.3.3.	The Lenders shall extend to the Company the Loan in accordance with a Loan Request which is delivered in compliance with the provisions hereof by crediting the bank account, in the name of the Company, designated by the Company for such purpose, provided that on the date of delivery of the Loan Request and on the date of extension of the Loan, there is no Default or Event of Default outstanding and no Default is reasonably expected to occur immediately following the extension of the Loan to the Company.

3.4.	Purpose

3.4.1.	The Company shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Company including for the provision of loans to the Target and for the Company’s ongoing operations, development of its technology and sales operations.

3.4.2.	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.5.	The Facility shall automatically expire and terminate at the end of the Availability Period and any remaining Available Amount shall be cancelled thereupon.

4.	Conditions Precedent for Extension of the Base Loan and for Making Available the Credit Facility

4.1.	The binding effect of the undertakings of the Lenders under this Agreement, including making available the Facility to the Company on the Effective Date and extension of Loans thereunder, is contingent on the fulfillment (or waiver by the Finance Parties), in aggregate, of all of the following conditions precedent:

4.1.1.	The Company has successfully raised equity in the amount of not less than USD 30,000,000 in its Series D Equity Round and has received on or prior to the Effective Date the proceeds thereof in cash in an amount of at least USD 25,000,000 (of which an aggregate amount of USD 5,000,000 has been received by the Company prior to the date hereof), and, as conditions precedent for the extension of any Loan after the first Loan extended on the Effective Date, the following: (1) that the Company has received no later than the date of extension of the second Loan the remainder proceeds thereof in cash in an amount that complements the investment under the Series D Equity Round to USD 30,000,000; and (2) that the escrow amount payable pursuant to the Target Acquisition Agreement (and the amendment thereto dated – January 2022) has been paid, or alternatively is paid directly from the proceeds of such Loan.

4.1.2.	No later than the Effective Date, the Company shall have delivered to the Facility Agent the Payoff Letter and the consent of the Israeli Innovation Authority for the pledge created pursuant to Section 10.1 hereof, in respect of such intellectual property that requires such consent, without conditions that are not acceptable to the Finance Parties.

4.1.3.	On the Effective Date, the Facility Agent shall have received confirmation from the Escrow Agent that it has received into the Escrow Account and is maintaining therein the amount of US$ 20,000,000, together with the following confirmation to the benefit of the Finance Parties that it received irrevocable instructions that (1) until the lapse of five Business Days from the Effective Date (the “Expiry Date”) no amounts from the Escrow Account shall be transferred by the Escrow Agent to any other person (including the Company and its investors), except pursuant to instructions the Company delivered to the Escrow Agent pursuant to Exhibit C of the Escrow Agreement, no later than the Expiry Date, and otherwise only with the prior written consent of the Facility Agent, and (2) if the Company has not delivered to it instructions pursuant to Exhibit C of the Escrow Agreement by the Expiry Date, to transfer to the Lenders the proceeds of the Loan received and available in the Escrow Account, in accordance with the proportions: 75% - to Klirmark Opportunity Fund III, Limited Partnership and 25% - to Davidson & W Technology Growth Cayman LP, subject to satisfaction of KYC, anti-money laundering and other legal or regulatory requirements requested by the Escrow Agent for purpose of the transfers to the Lenders.

4.1.4.	On the Effective Date, the Company shall demonstrate that after consummating the actions and transactions to be carried out pursuant to the provisions of this Section 4.1, the Company shall maintain a net cash balance of at least US$4,750,000, pursuant to the fund flow chart attached as Schedule 4.1.5 hereto.

4.1.5.	The Facility Agent receives all documents, approvals and other documents set forth in this Section 4.1.4, in form and substance acceptable to the Finance Parties, duly executed by all parties thereto, no later than the Expiration Date:

4.1.5.1.	Resolution of the Company’s board of directors, approving the execution of this Agreement and acceptance of all undertakings thereunder, together with legal opinions of the Company’s legal advisors as to the existence, corporate authority and capacity of the Company, and the valid and binding effect of the Collateral created pursuant to the Collateral Documents governed by Israeli law executed by the Company;

4.1.5.2.	Confirmation from Gornitzky & Co. that they hold in escrow the debenture pursuant to Section 10.1, and that they will file the debenture with the Companies Register within two Business Days after the Effective Date, subject to receipt of the documents required from the Finance Parties for the submission and registration of the debenture;

4.1.5.3.	From any person extending Shareholder Loans to the Company, as set forth in Section 11.15 of this Agreement, consent to subordinate such Shareholders Loans to the Secured Obligations, whereby no payments shall be made on account of such Shareholder Loans until the full and complete repayment of the Loan Obligations and any outstanding amounts due for payment on account of the additional consideration pursuant to Section 21 hereof, unless expressly permitted hereunder.

4.1.6.	All payments, commissions and expenses, that the Company is required to pay to or for the Finance Parties on and/or until the Effective Date have been paid in full. Without derogating from the Company’s obligations to pay such amounts, the Lenders shall be entitled to offset such amounts of payments, commissions and expenses not yet paid from the amounts extended to the Company on the Effective Date (and such amounts shall be deemed to have been actually extended on the Effective Date for all intents and purposes).

4.1.7.	No Event of Default nor any Default has occurred, and the Facility Agent shall receive on the Effective Date a written confirmation thereof in acceptable form and signed by the Company.

4.2.	If any of the conditions precedent set forth in Section 4.1 of the Agreement has not been fulfilled until the lapse of 30 days from the date hereof (the “Expiration Date”), without the Finance Parties waiving its fulfillment, then the obligations of the parties in connection with this Agreement and/or the Financing Documents shall expire and this Agreement shall be terminated (but without derogating from the Company’s obligations to make payments which have become due and payable until and including the Expiration Date and which are not conditioned upon the occurrence of the Effective Date) without any of the parties having any further claim against the other. The Finance Parties shall be entitled, if requested by the Company, according to their exclusive and absolute discretion, and without the Company having any demand and/or claim and/or right to request so, to extend the Expiration Date to a later date, and in such event the date set forth in the notice delivered to the Company shall be deemed the Expiration Date for all intents and purposes.

4.3.	The Company undertakes that it shall not instruct the Escrow Agent to transfer the amount payable by the Company pursuant to the Target Acquisition Agreement, until (1) the Facility Agents have received a written confirmation of its French legal counsel, McDermott Will & Emery AARPI, that all conditions precedent for the completion of the acquisition of the entire outstanding share capital of the Target required to be satisfied (or waived) by the terms of the Target Acquisition Agreement, other than the transfer of the Target Closing Payment, have been obtained or are held to be released upon such closing, and (2) Gornitzky & Co., counsel to the Company, shall have confirmed to the Facility Agent that they hold in escrow (1) the Framework Intragroup Loan Agreement and the Amended and Restated Loan Agreement (originally dated 27 July 2021, as amended and restated on or about the date hereof) between the Company and Target, (2) the Receivables Pledge Agreement and the Financial Securities Pledge Agreement by the Company in favour of the Finance Parties, (3) the Receivables Pledge Agreement, the Financial Securities Pledge Agreement, and the Bank Accounts Pledge Agreement by the Target in favour of the Company, and (4) the French law legal opinion referred to in Section 10.1 hereof (which shall be released to the Finance Parties immediately following the closing of the acquisition transaction pursuant to the Target Acquisition Agreement).

4.4.	Until the Expiration Date, the Company undertakes not to conduct any negotiations, directly or indirectly or through any third party on its behalf, for purpose of obtaining sources of funding in any way, save for suppliers’ credit and use of a banking credit line in the ordinary course of business as conducted prior to execution of this Agreement.

5.	Interest and Repayment of the Loans (Principal and Interest)

5.1.	Interest and payment thereof

5.1.1.	The Loan Principal Balance shall bear interest at the fixed annual rate of the Interest Rate.

5.1.2.	Interest amounts for each Interest Period shall be calculated on an annual basis, i.e. according to the amount of the Loan Principal Balance during the Interest Period, and according to the actual number of days included in the Interest Period (including the first and last days of the Interest Period), divided by 360 days, and shall be paid in arrears on each Interest Payment Date.

5.2.	Repayment of the Loan Principal

5.2.1.	The principal of the Loans shall be repaid in installments on each Principal Payment Date, the first of which shall occur on the sixth Interest Payment Date and until (and including) the Final Settlement Date.

5.2.2.	The percentage of the principal of the Loans (combined together when the Facility is drawndown in full or is terminated at the end of the Availability Period and relating to the original principal amounts extended and not the outstanding balance of the principal amounts) payable on each Principal Payment Date shall be as set forth herein:

Principal Payment Date	Percentage of the Original Principal Amount of the Loans payable on such Principal Payment Date
First	9%
The nine (9) consecutive Principal Payment Dates thereafter	9%
The Final Settlement Date	Any amount remaining under the Loan Principal Balance.

5.3.	Effecting payments; Order of Allocation of Payments

5.3.1.	Payments to any of the Finance Parties shall be effected to the account of the relevant party, the details of which shall be provided to the Company from time to time, in writing and in advance.

5.3.2.	Any payment that the Company is required to make according to the provisions of this Agreement shall be paid by it to the account of the Lenders and/or the Facility Agent on the date set for payment. Immediately following payment, the Company shall notify the relevant party and the Facility Agent with respect to effecting payment and shall present documented evidence of such. If payment is made after the designated date it shall be deemed to have been made on the following Business Day and the provisions of this Agreement shall apply to such delayed payment.

5.3.3.	Any amount paid by the Company in accordance with the provisions of the Finance Documents, and/or received by way of realization or enforcement of any Collateral, shall be allocated and serve for settlement of payments in the following order (or any other order as determined by the Finance Parties): (a) first – for payment of actual expenses paid by the Finance Parties to third parties; (b) second – for payment of all fees and commissions due to the Finance Parties including the additional consideration, if payable; (c) third – for payment of interest and Default Interest (pro rata between them according to the amounts due to each of them at such time); (d) fourth – for repayment of any principal amount due on or before such date; and (e) fifth – for effecting prepayment on account of the Loan Principal Balance (including interest accrued thereon) and any prepayment fees applicable to such prepayment, and provided the Finance Parties shall be able to determine, with respect to any payment, a different order.

5.3.4.	All payments to the Finance Parties shall be made in US Dollars, in freely available unrestricted cash.

6.	Prepayment

6.1.	The Company shall not have the right to prepay the Loans, except in accordance with the provisions of this Section 6.

6.2.	The Company may prepay the Loans, in whole or in part, provided that the Company delivers the Finance Parties a prior written notice of at least 30 days in advance. The Company’s notice of prepayment shall be irrevocable and shall indicate the amount of the Loan Principal Balance to be prepaid (the “Prepayment Amount”) and the date on which it shall effect prepayment of the Prepayment Amount (the “Prepayment Date”). On such Prepayment Date, the Company shall pay, in addition to the Prepayment Amount, the following compensation (“Prepayment Compensation”):

6.2.1.	If the Prepayment Date is not later than the lapse of 12 months of the Effective Date: the entire amount of Interest and Agency Fees that would have become payable on the Prepayment Amount, if not prepaid, for the period starting on the Prepayment Date and until the lapse of 18 months following the Effective Date.

6.2.2.	If the Prepayment Date is later than the lapse of 12 months of the Effective Date but not later than the lapse of 18 months of the Effective Date: the entire amount of Interest and Agency Fees that would have become payable on the Prepayment Amount, if not prepaid, for the period starting on the Prepayment Date and until the lapse of 6 months following the Prepayment Date.

6.2.3.	If the Prepayment Date is later than the lapse of 18 months of the Effective Date but not later than the lapse of 24 months of the Effective Date: the entire amount of Interest and Agency Fees that would have become payable on the Prepayment Amount, if not prepaid, for the period starting on the Prepayment Date and until the lapse of 24 months following the Effective Date.

6.2.4.	If the Prepayment Date is later than the lapse of 24 months of the Effective Date, no compensation is payable due to such prepayment.

6.3.	In the event that at any time after execution of this Agreement, according to legal opinion received by the Finance Parties in writing from external legal counsel, changes have been introduced to certain provisions of law or that existing provisions of law apply to either of the parties to this Agreement, and as result thereof extending the Loans or maintaining them, in full or in part, becomes illegal for the Finance Parties, then the Company shall be obligated to prepay such part of the Loans at the rate required by the Finance Parties and on such dates determined by them in order to prevent illegality, provided such dates are the latest dates possible without breach of the relevant provisions of law. The Finance Parties shall notify the Company promptly after becoming aware of any such illegality which may require prepayment hereunder. In such event upon actual prepayment, no Prepayment Compensation shall be payable. In such event, the additional consideration pursuant to Section 21 shall be decreased by such percentage, equal to the amount of the prepayment required hereunder divided by US$30,000,000.

6.4.	The Company must: (1) utilize amounts received by it as proceeds of any issuance of shares to the public (“IPO”) or a merger transaction with SPAC or as indemnities or compensation pursuant to the terms and conditions of the Target Acquisition Agreement (other than such indemnities and compensations that do not amount, in the aggregate with any such previous amounts of indemnities and compensations, to US$1,000,000), unless amounts equal to the amounts of such indemnities or compensations are invested in or loaned to the Target Group, for prepayment; and (2) prepay the entire Loan Obligations upon any Change of Control, and in any such case the provisions of Section 6.2 hereof shall apply.

6.5.	Effecting partial Prepayment shall decrease all principal payments pro rata.

6.6.	For the avoidance of doubt, on the Prepayment Date the Company shall be required to settle all amounts of Interest accrued until such time that have not yet been paid for the Prepayment Amount.

7.	Default Interest

Upon the occurrence of Default Event and so long as a Default Event remains uncured to the satisfaction of the Finance Parties, the Loan shall bear additional interest at a rate of 3% per annum (in addition to the Interest Rate) (the “Default Interest”). Default Interest shall accrue on a daily basis and shall be due and payable upon the lapse of each month.

8.	Taxes

8.1.	Unless the Company is required at any time according to applicable law to withhold tax at source from payments due to the Finance Parties pursuant to the Finance Documents, any amount that the Company shall owe to the Finance Parties pursuant to the provisions of this Agreement and/or the other Financing Documents, shall be paid to them net, without withholding and/or tax payment of any kind and/or type.

8.2.	In the event any Obligor is required at any time in accordance with any laws of the any jurisdiction to withhold tax at source from any payments due to the Finance Parties, then the amount of the payment due from that Obligor shall be increased to an amount which (after the withholding of any amount) leaves an amount equal to the payment which would have been due if no such withholding had been required.

8.3.	Upon payment of any kind or type by the Company to the Finance Parties or for them according to the Finance Documents, the Company shall pay all applicable VAT, if any (as applicable), on such payment, against a lawful tax invoice. For avoidance of doubt, all amounts and installments due to the Finance Parties pursuant to the Finance Documents are exclusive of VAT and VAT shall be added in accordance with applicable law.

9.	Reports, Information and Confirmations

As of the Effective Date and until the Discharge Date, the Company hereby undertakes to deliver to the Facility Agent (on behalf of the Finance Parties):

9.1.	Annual Financial Statements, on consolidated basis for the Company and all Subsidiaries, and on a stand-alone basis for the Company and its Subsidiaries (other than Target and its subsidiaries) and separately for the Target and its subsidiaries, audited by the Auditors in accordance with applicable GAAP, no later than on July 31 of the subsequent calendar year to which the aforementioned statements relate.

9.2.	Quarterly Financial Statements, on consolidated basis for the Company and all Subsidiaries, and on a stand-alone basis for the Company and its Subsidiaries (other than Target and its subsidiaries) and separately for the Target, reviewed by the Auditors (in scope and format of review agreed with the Facility Agent), no later than the lapse of 90 days of the end of the quarter to which they relate.

9.3.	Monthly financial statements, on consolidated basis, of the Company and of the Target, not reviewed or audited by the Auditors, no later than the end of the subsequent month to the month to which they relate, representing the bookings, revenue (by entity), cash position, balance of Financial Indebtedness, monthly total actual cash-burn and capex.

9.4.	Together with the quarterly Financial Statements, quarterly order book of the Company and the Target.

9.5.	Written confirmation from the Company’s CFO (which shall be delivered together with the annual and quarterly Financial Statements required under in this Section 9), as to the compliance (or non-compliance) with all the covenants and undertakings pursuant to the Finance Documents and the non-existence (or existence) of any Default or Event of Default.

9.6.	To deliver to the Facility Agent, as soon as practicable:

9.6.1.	Written notice regarding any Default that the Company becomes aware of, with reasonable description of the details and steps taken or to be taken (if any) for curing such events or circumstances.

9.6.2.	Written notice regarding any litigation, arbitration, administrative or regulatory proceedings against the Company or the Target in an amount in excess of US$50,000.

9.6.3.	Per the request of the Facility Agent, any information in the Company’s possession and relating to the financial or business condition of the Company and any of its Subsidiaries (including requests for clarifications or completion of any detail included in the Company’s Financial Statements or in the Target’s Financial Statements or in any other material delivered to the Finance Parties according to the Finance Documents with respect to the Company).

9.7.	Wherever this Agreement stipulates performance of any action upon the absence of a Default or Event of Default, the Company shall deliver a declaration to the Facility Agent, per its request, certifying that no such event exists as of such date.

9.8.	All Financial Statements and any other reports shall be prepared in English or in Hebrew, and, with respect to Financial Statements, in the format of the Financial Statements referred to in Section 11.13 hereof.

9.9.	Observer

9.9.1.	The Finance Parties shall have the right, from the Effective Date until the full settlement of all Loan Obligations, to appoint an observer to the board of directors of the Company. Such observer shall be entitled to participate in any and all meetings of the Company’s board of directors (and any committee thereof) and to receive any information a member of the Company’s board of directors is entitled to receive pursuant to any applicable law.

9.9.2.	The Company shall bear and cover the reasonable costs of retainer of any such observer.

9.9.3.	The right to appoint an observer shall not impose any liability on the Finance Parties in connection with managing the Company’s business, and/or with the resolutions adopted by the Company’s authorized organs, and/or in connection with the implications of the actions and resolutions of the Company and its authorized representatives, and all whether or not the observer was present at the meetings where resolutions were adopted, and even if the observer was involved in the discussion in any way, and shall not reduce the liability of the Company or any other Obligor towards the Finance Parties.

9.9.4.	For avoidance of doubt it is clarified that the observer shall not be authorized to bind the Finance Parties and/or grant consent on their behalf, as such consent may be required according to any of the Finance Documents.

9.9.5.	It is hereby clarified that the observer shall be subject to confidentiality obligations as an officer of the Company, and shall not be entitled to disclose to any person and/or body (except for the Finance Parties) confidential information regarding the Company and/or its assets (including corporations held by it) and/or make any use of the confidential information of the Company and/or exploit business opportunities of the Company, of which it becomes aware in the capacity of observer. As a condition to its appointment, the observer enter into a confidentiality agreement with the Company reflecting the provisions hereof.

10.	Collateral

10.1.	As security for the full settlement of the Secured Obligations fully and accurately and for the fulfillment of all undertakings of the Company pursuant to the Finance Documents, the Company shall provide as Collateral (A) First ranking fixed charge on the registered and unissued share capital of the Company and on the good-will of the Company, on the fixed assets of the Company as listed in Schedule 10.1(FA), on its rights in and pursuant to the License, on the intellectual property of the Company as listed in Schedule 10.1(IP), on any and all shares of the Target and of Gauzy GmbH and Gauzy USA Inc. that are directly owned by the Company, as well as all shares of the Licensor owned by the Company, any and all Shareholder Loans owed at any time by any Subsidiary to the Company, the rights of the Company pursuant to the Target Acquisition Agreement and the rights of the Company pursuant to the Target Loan Agreements (including the Company’s interests in the Target Security); and (B) a floating charge, first ranking, on all assets, rights and property of the Company, currently existing and/or to be existing in the future, which are not subject to the fixed charge in subparagraph (A) hereof. The Collateral Document covering the fixed charge over the registered and unissued share capital of the Company shall specify that the Company shall not be limited from issuing any kind of equity security without any limitations and without the requiring the consent of the Finance Parties, provided always that such issuance is otherwise in compliance with the provisions of this Agreement and does not constitute a Change of Control, unless consented to by the Finance Parties. Upon the closing of the Target Acquisition Agreement, the Company and Target shall enter and execute the Target Loan Agreements, and the Company shall advance to the Target the Target Loan(s), shall receive the Target Security (provided that the Target Security may be perfected thereafter, in accordance with the provisions of the Target Loan Agreements), the Target shall discharge the Target Discharge Obligations, and the Company shall deliver to the Facility Agent a legal opinion of the counsel of the Company in respect of matters governed under French law, confirming that: (1) the Company has acquired the entire share capital of the Target and owns all Means of Control in the Target; (the Target Loan Agreement is valid, binding and enforceable; (3) the Target Security is valid, binding and enforceable (subject to perfection, if required) and (4) within 45 days following the Effective Date, confirm that the Target has acquired and owns all (100%) Means of Control in any other member of the Target Group incorporated under the laws of France.

10.2.	All Collateral shall be created according to the Collateral Documents that shall be in the form agreed between the parties until the Effective Date (and as part of the conditions precedent set forth in this Agreement) or thereafter in accordance with this Agreement, and shall be perfected in accordance with the laws of the State of Israel, France, Germany and other relevant jurisdiction. As soon as possible but no later than 90 days after the Effective Date, the Company shall enter into a German law governed security agreement for the pledge of all of its shares in Gauzy GmbH, a US law governed security agreement for the pledge of all of its shares in Gauzy US Inc., its shares in the Licensor as well as its rights under the License, and into a French law governed security agreement for the pledge of all of its shares in Target, as well as the Target Acquisition Agreement and Target Loan Agreements. Perfection of the Collateral in any and all such relevant jurisdictions shall be completed within 90 days of the Effective Date, and the Company shall deliver to the Finance Parties such legal opinions confirming such perfection.

10.3.	Collateral shall be created to the benefit of the Facility Agent as security trustee to the benefit of all Finance Parties.

10.4.	Collaterals shall be independent of each other, and each of them may be exercised separately for any amount. In the event the Finance Parties are entitled to demand the immediate repayment of the Secured Obligations according to Section 13 hereunder, the Finance Parties shall be entitled to immediately exercise Collaterals, all or some, simultaneously or in sequence (independently of each other) according to the order determined by the Finance Parties in their exclusive and absolute discretion, and use the proceeds received for settling the balance of the Secured Obligations that are due and payable according to the Finance Documents (including due to the acceleration thereof pursuant to Section 13 hereof), and this without derogating from any other right and/or relief available to the Finance Parties by virtue of the provisions of this Agreement and/or the Collateral Documents and/or applicable law, and without the Finance Parties being obligated to first exercise any specific Collateral.

10.5.	The Collateral shall remain in effect until the Facility Agent confirms in writing that the Loan Obligations have been settled in full, finally and accurately. The Finance Parties shall release and discharge all Collaterals and Pledges registered for their benefit promptly following the date on which the Loan Obligations have been fully and irrevocably paid and discharged to the Finance Parties.

10.6.	Upon the occurrence of any Default Event, the Facility Agent shall be permitted to realize the Collateral by way of any legal proceedings available under law.

11.	Representations and Warranties of the Company

The Company confirms that it is aware that the Finance Parties have entered into this Agreement and all other Finance Documents in complete reliance upon its representations set forth in this Section 11 hereunder. Without derogating and/or detracting from any declaration and/or representation and/or undertaking of the Company in this Agreement and/or other Finance Documents and/or in any other agreement and/or document delivered and/or to be delivered to the Finance Parties in connection with the Secured Obligations and/or the Collateral, the Company represents and undertakes towards the Finance Parties as follows:

11.1.	The Company is a private company incorporated and registered in accordance with the laws of the State of Israel, and it is existing and in good standing.

11.2.	The Company does not hold any Means of Control in other companies or corporations, in Israel or outside of it, other than as set forth in Schedule 11.2 hereto, and, as of the Effective Date – the Target and indirectly, through the Target, each of the members of the Target Group.

11.3.	The Company’s registered share capital is NIS 4,000,000, divided into such number and classes of shares as set forth in Schedule 11.3. The issued and outstanding share capital of the Company is also as set forth in Schedule 11.3. The issued and paid-up share capital of the Company has been issued in accordance with applicable law and the Company’s incorporation documents. No person has any right to receive any kind of Means of Control in the Company other than as set forth in Schedule 11.3. Without derogating from the foregoing, the Company has entered into binding agreements with investors prescribing for Preferred Shares D, in the aggregate investment amount of not less than US$30,000,000, which will be invested in the capital of the Company not later than as required under Section 4.1.1 hereof.

11.4.	The Company’s Articles of Association as at the date of this Agreement and the Effective Date and the documents regulating the conduct of the Company are attached hereto as Schedule 11.4(a), Schedule 11.4(b) and Schedule 11.4(c), and no change has occurred in them that is not specified in such Schedules. Save for such attached documents, no other document or agreement exist that arrange the conduct of the Company and/or the rights of its shareholders towards it.

11.5.	The Company has all legal capacity, authority and rights to engage under the Finance Documents and to fulfill all provisions and conditions thereof.

11.6.	The Company has obtained all consents, permits, licenses and approvals required by applicable law (including in accordance with its incorporation documents and the Companies Law), in connection with its execution and performance under the Finance Documents and, in addition, in connection with the consummation of the acquisition of the Target by the Company pursuant to the Target Acquisition Agreement, and the Company also represents and warrants that it has fulfilled all of its obligations and conditions in accordance with such consents, permits, licenses and approvals, which are in full force and effect (and no event has occurred that may constitute breach and/or impact their validity), and no other consents, permits and/or approvals are necessary under applicable law, in Israel or abroad, and/or under its incorporation documents, for purpose of implementing or consummating any of the actions or transactions required according to the Finance Documents, the Target Acquisition Agreement and/or to grant binding effect and enforceability to the legal results deriving from the Finance Documents.

11.7.	Each of the Finance Documents constitutes a lawful, effective, valid, binding and enforceable obligation of the Company, according to their terms and conditions.

11.8.	The entry of the Company into the Finance Documents, and fulfillment of the obligation contained in each of them: (a) does not contradict provisions of law applicable to the Company or the Target; (b) does not and shall not cause breach of any contract, document or undertaking of the Company or the Target; (c) does not and shall not constitute breach and/or deviation from any provision of the incorporation documents and/or resolutions of the authorized organs of the Company or of the Target; and (d) shall not cause imposing or exercising any Pledges on any asset or right of the Company and/or the Target.

11.9.	Other than the fixed assets listed in Schedule 10.1(FA), the Company does not own any fixed assets of material value and such fixed assets are sufficient for the Company to conduct its business in the ordinary course of business.

11.10.	The License is valid, binding and enforceable and the Company is not aware of any breach or non-compliance with the terms thereof. Other than the License and the other intellectual property listed in Schedule 10.1(IP), the Company does not own any intellectual property and such intellectual property is sufficient for the Company to conduct its business in the ordinary course of business. The terms and conditions of the License shall not be affected by the transactions contemplated hereunder, including if any of the Collateral is being enforced or realized, or in any event of Change of Control of the Company.

11.11.	The Target Acquisition Agreement is valid, binding and enforceable. The Company is not aware of any breach or non-compliance with the terms of the Target Acquisitions Agreement.

11.12.	No notification was received by the Company regarding breach of material agreements that constitute a Material Adverse Effect, the Company is not aware of any breach of any of its material agreements that constitutes a Material Adverse Effect, and the Company is not aware of any reason or circumstance that may constitute grounds for the termination or prejudice, or other flaw, relating to or affecting adversely its intellectual property. The Company is not aware of any such circumstances relating or affecting the Target or any of the members of the Target Group.

11.13.	The audited Financial Statements of the Company for the period ending on December 31, 2020, the management reports of the Company for the nine months period ending on September 30, 2021, all attached as Schedule 11.13 hereto, were prepared in accordance with applicable GAAP, consistently applied, and in accordance with the requirements of the law, and they adequately reflect the financial condition of the Company, its assets, debts and obligations for the periods in reference, on a consolidated basis. Since the date of such Financial Statements the Company has conducted and continues to conduct its business in the ordinary course, except as disclosed to the Finance Parties, and it is not aware of any event that has caused or may cause a Material Adverse Effect. Without derogating from the generality of the aforementioned in this Section, such Financial Statements adequately reflect the Company’s obligations for employment relations between the Company and those employed by it, including provisions for paid vacation, severance pay, mandatory pension allocations and any other obligation that apply to employees, and the Company has no liability for termination of employment relations with any of the Interested Parties for which it has not made full and lawful provision and/or in the Company’s Financial Statements.

11.14.	The Company or any member of the Target Group has not entered into nor is it a party to any transaction with any Interested Party of the Company or Relative thereof, or with any corporation controlled by an Interested Party of the Company or Relative thereof, or with any Affiliate thereof, or any transaction in which any of the aforementioned has a personal interest, except as set forth in Schedule 11.14 hereto.

11.15.	The Company does not owe any amount of money in connection with any Shareholder Loans, except as set forth in Schedule 11.15 hereto.

11.16.	The Company does not owe any Financial Indebtedness, except as set forth in Schedule 11.16a hereto. As of the Effective Date, following completion of the extension of the first Loan on the Effective Date, the Financial Indebtedness of the Company shall be as set forth in Schedule 12.5 hereto.

11.17.	The corporate structure of the Target Group and the holdings in the shares or other Means of Control in any member of the Target Group are all as set forth in Schedule 11.17 hereto.

11.18.	The Target and any other member of the Target Group does not owe any Financial Indebtedness, except as set forth in Schedule 11.18a hereto. As of the Effective Date, after the discharge of the Target Discharge Obligations, the Financial Indebtedness of the Target Group shall be as set forth in Schedule 11.18b hereto.

11.19.	Each of the Company and any member of the Target Group is conducting its business as required by all provisions of law and is in compliance with all statutes, regulations, licenses and orders applicable to it and that the noncompliance with which may constitute a Material Adverse Effect. No investigation was conducted and/or is being conducted against the Company or any member of the Target Group by any competent authority in Israel, France or in any other state and the Company is not aware of any intention or threat of initiating any such investigation. Without derogating from the generality of the aforementioned, the Company and each member of the Target Group is in compliance with all statutes, regulations and orders pertaining to its area of activity and that the noncompliance with which may constitute a Material Adverse Effect.

11.20.	All assets of the Company and of the Target, and any other member of the Target Group, are free and clear of any Pledges, except as set forth in Schedule 11.20 and other than the Collateral hereunder.

11.21.	The Company and any other member of the Target Group has duly filed to the relevant tax authorities (in all applicable jurisdictions) the reports it is obligated to file according to applicable law, or has lawfully been granted extensions to file such reports, and has duly paid all taxes that is obligated to pay according to applicable law and that have become due for payment or has made adequate provision in connection therewith in its books.

11.22.	The Company and the members of the Target Group have adequate insurance coverage for their activity, assets and business, from certified and reputable insurers, with coverage and insurance conditions that are no less than customary with other enterprises in their areas of activity.

11.23.	There is no Default outstanding and not Default is reasonably likely to occur immediately following the extension of a Loan.

11.24.	There are no legal proceedings or litigation before any court, regulator, government agency or arbitration, pending against the Company or the Target Group, or, to the best of the Company’s knowledge, threatened against any of them that is reasonably likely to develop into legal proceedings, and which, in each case, is likely to have a Material Adverse Effect on the Company and/or the Target Group, their business, assets or property, or their ability to fulfill their obligations pursuant to the Finance Documents in full and on time, other than as described in the Financial Statements provided prior to the date hereof.

11.25.	The Company is not a “defaulting company” as defined in Section 362A of the Companies Law.

11.26.	The Company and Target Group members have valid business licenses for operating and conducting all of their business, as required by applicable law, except insofar as the absence of such licenses shall not cause, with reasonable probability, a material impact on the revenues of the Company, the members of the Target Group and/or their expenses.

11.27.	That all the information provided to the Finance Parties and/or any person on their behalf (including counsel for the Finance Parties) in connection with the Company, the Target, the assets and/or business of any of them, is full and accurate information in all material respects as at the date it is delivered or expressed to be given, without omitting any detail that results in such information being untrue or misleading in any material respect. In addition, the Company does not have any information in connection with the Company and/or the Target that was not brought to the knowledge of the Finance Parties, which had it been brought to their attention would reasonably be expected to cause the Finance Parties to avoid providing credit to the Company in accordance with the conditions of this Agreement.

12.	Undertakings

Until and including the date on which the Loan Obligations have been fully and irrevocably paid and discharged to the Finance Parties (unless otherwise provided herein), the Company irrevocably undertakes towards the Finance Parties and for their benefit, as follows:

12.1.	The Company shall continue to maintain at all times such insurance coverage that it currently holds, or a similar coverage and shall bear all costs related to maintaining such insurance coverage.

12.2.	The Company shall comply with the requirements set forth under law for preparing and filing Financial Statements in full and on time. The Company’s Financial Statements that shall be delivered to the Finance Parties pursuant to this Agreement, shall be prepared in accordance with consistently applied applicable GAAP, and in accordance with the provisions of law, and shall adequately reflect the financial condition of the Company, as of the date of the Financial Statements, the results of its activity as of the date of the Financial Statements, and the changes in its financial condition.

12.3.	Except for any Collateral created pursuant to the Collateral Documents, all assets of the Company shall be free and clear of any Pledges, other than (the following, “Permitted Security”):

12.3.1.	A Pledge arising over any bank accounts or custody account held by the Company, the Target or any other member of the Target Group in the ordinary course of its banking arrangements with any bank or financial institution under the standard terms and conditions of such bank or financial institution, provided it only secures Financial Indebtedness permitted pursuant to the provisions of Section 12.5;

12.3.2.	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

12.3.3.	Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings; provided, that the Company (or the applicable Subsidiary) maintains adequate reserves therefor;

12.3.4.	Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like persons arising in the ordinary course of business and imposed without action of such parties; provided, that the payment thereof is not overdue;

12.3.5.	Liens on vehicles, equipment, computers or software constituting purchase money or in connection with capital leases, securing Financial Indebtedness permitted pursuant to the provisions of Section 12.5.

12.4.	Except for the Target Security, all assets of the Target shall be free and clear of any Pledges, except for Permitted Security.

12.5.	Other than the Secured Obligations, the Company and Target and any other member of the Target Group shall not have or incur any Financial Indebtedness, other than (the following, “Permitted Indebtedness”):

12.5.1.	Shareholder Loans extended to the Company which are subordinated to the Secured Obligations (pursuant to subordination letters in the form delivered pursuant to Section 4.1.6.3 hereof) and Shareholder Loans owed at any time by any Subsidiary to the Company and pledged in favor of the Finance Parties under the Security Documents;

12.5.2.	The Target Loans and Shareholder Loans owed at any time by any Subsidiary to the Company and pledged in favor of the Finance Parties under the Security Documents;

12.5.3.	Financial Indebtedness existing on the Effective Date as specified in Schedules 11.18b and 12.5;

12.5.4.	Indebtedness of members of the Target Group (other than Target) under any capital lease or hire purchase contract for of vehicles, equipment, computers or software incurred in the ordinary course of business, provided that the aggregate capital value of all such items so leased under outstanding leases, together with indebtedness items of the Target Group counted under Section 12.5.6, does not exceed at any time EUR 750,000;

12.5.5.	Indebtedness of members of the Target Group (other than Target) in respect of factoring, sale or discounting of receivables in an amount not exceed at any time EUR 4,000,000 (to be updated on a calendar quarterly basis, by multiplying such amount with a multiplier equal to the revenues of the Target Group in the immediately preceding quarter divided by the revenues of the Target Group in the quarter ending on 31.12.2021) but in any event not more than the lower of 65% of the revenues of the Target Group in the immediately preceding quarter and EUR 6,000,000;

12.5.6.	bank credit facilities as may be required in the ordinary course of business of the Company or the Target or other members of the Target Group, in the aggregate amount not to exceed at any time for the Company, NIS 850,000, and for the Target Group (together with indebtedness items of the Target Group counted under Section 12.5.4), EUR 750,000.

12.6.	The Company shall maintain at all times unrestricted cash balances of at least USD 1,500,000.

12.7.	The Company shall not agree to amend, or to agree to the existence of any non-compliance with, the Target Acquisition Agreement or the License.

12.8.	The Company shall not adopt any resolution for voluntary dissolution.

12.9.	The Company shall not adopt any resolution for Structural Changes, and there shall be no change in the Company’s principal area of business.

12.10.	The Company and Target (directly or through any Subsidiary thereof) shall not be a party and shall not make any Transaction with an Interested Party of the Company or its Relative or with any corporation under the control of an Interested Party of the Company or its Relative or with an Affiliate of any Interested Party of the Company or its Relative or any Transaction in which any of the aforementioned has a personal interest except in accordance with agreements existing as of this date, as set forth in Schedule 11.14 to this Agreement, including transactions for employment of such entities by the Company or the Target and for sale or purchase of goods and services in the ordinary course of business and at arm’s length.

12.11.	The Company shall not be entitled to declare, pay, distribute or (as applicable) effect, or undertake to declare, pay, distribute or effect any Dividends and/or other Distribution (including management fees), and/or any payments (principal, interest or any other payment) on account of the Shareholder Loans, directly or indirectly, in cash, in kind or in any other manner.

12.12.	The Company shall not amend its Articles of Association without the prior written consent of the Finance Parties, which shall not be unreasonably withheld.

12.13.	The Company undertakes to procure additional funding for the Company, in an amount of US$10,000,000 for each of the years 2022 and 2023, either (i) against the issuance of equity securities of the Company, or (ii) from Shareholder Loans, SAFEs, convertible loans or other similar instruments, provided that the obligations of the Company under any such instrument are subordinated to the Secured Obligations (pursuant to subordination letters in the form delivered pursuant to Section 4.1.6.3 hereof or the form of unsecured subordinated debt agreed between the parties). For the avoidance of doubt, such additional funding is in addition to the US$30,000,000 amount raised as of the date hereof under the Series D Equity Round, even if amounts are received by the Company following the Effective Date.

13.	Acceleration and Demand for Immediate Repayment

13.1.	Upon the occurrence of any of the events specified in this Section hereunder (whether or not caused for reasons not under the control of the Company or any other person) and at any time thereafter so long as the Event of Default persists, the Finance Parties shall be entitled to accelerate and demand, by written notice to the Company, the immediate repayment (unless explicitly set forth otherwise) of the Loan Principal Balance (including accrued interest), all or part, and the other Secured Obligations (and, for the purpose hereof, the amount of the additional consideration that shall be accelerated and become due and payable upon acceleration shall be US$3,000,000), plus the Prepayment Compensation payable in accordance with the provisions of Section 6.2. In such event, the Company undertakes to pay to the Finance Parties, at the first demand of the Facility Agent, all amounts required to be repaid to the Finance Parties plus Default Interest, as of the date of the Facility Agent first demand and until the date of actual repayment. The Finance Parties shall not be required to provide notice to the Company regarding the occurrence or continuance of the Event of Default, and the Event of Default shall be deemed to have occurred according to its circumstances independently of any notice from the Finance Parties and/or any person on their behalf (unless explicitly set forth otherwise in this Section with respect to any of the Events of Default). The events are as follow:

13.1.1.	Without derogating from the other provisions of Section 13.1 hereunder, if the Company breaches and/or defaults on any condition included in the Finance Documents, and such breach is not cured within 30 days of the date the Company becomes aware of the breach or within another period, if another cure period was set for the breach and/or should it transpire that any representation of the Company in the Finance Documents and/or any other declaration granted and/or to be granted by the Company to the Finance Parties, is false, misleading or incomplete or inaccurate (in a material manner), as of the date granted or as of the date the Company is deemed to repeat it.

13.1.2.	In the event the Company is defaulting in payment of any amount it is obligated to pay according to the Finance Documents unless such breach cured within 5 days of the due Payment Date.

13.1.3.	In the event the Company and\or Target adopts any resolution regarding Structural Changes, unless the prior written consent of the Finance Parties has been obtained.

13.1.4.	In the event or series of events constituting a Material Adverse Effect.

13.1.5.	If the Company ceases to own 100% of any Means of Control over the Target.

13.1.6.	If the Company breaches the Target Acquisition Agreement, subject to any grace or cure period afforded by the terms of the Target Acquisition Agreement.

13.1.7.	If the License is terminated, cancelled or expires.

13.1.8.	If the Company or any member of the Target Group incur any Financial Indebtedness which is not permitted pursuant to the provisions of Section 12.5 hereof.

13.1.9.	In the event this Agreement and/or any of the Collateral Documents ceases to be fully valid or ceases to be a lawful, valid, binding and enforceable obligation, provided that no alternative collateral was provided to the full satisfaction of the Finance Parties and further provided that if such event is able of cure – if it remains uncured by the lapse of 30 days.

13.1.10.	In the event an attachment is imposed and/or similar execution proceedings are initiated on or against the property of the Company having value of at least US$50,000 (or the equivalent in any currency) and the attachment (if made by registration only) or the motion for imposing such attachment is not removed or cancelled within 30 days.

13.1.11.	If the Company or the Target adopts a resolution for voluntary dissolution and/or a motion is filed against any of them for dissolution and/or a winding-up order is issued against any of them and/or if a motion is filed against them for the appointment of a temporary or permanent liquidator and/or if any of them is appointed a temporary or permanent liquidator or special administrator or trustee and/or if a motion for stay of proceedings is filed with respect to the Company and/or the Target and/or if a bankruptcy warning or motion to declare bankruptcy is filed against any of them, and/or a stay of proceeding order is granted (or similar proceeding in the framework of which a corporation or person is granted protection against its creditors, such as stay of proceedings); and/or if the Company or the Target convenes, without obtaining the advance written consent of the Finance Parties.

Notwithstanding the aforementioned above, in the event of a motion by any party which is not Affiliate of the Company to appoint any officer mentioned in this Section above and/or in the event of filing a motion for temporary dissolution and/or motion to appoint a temporary liquidator ex-parte, a cure period of 40 days shall be granted.

13.1.12.	In the event a motion is filed for appointment of a receiver on the property of the Company and/or the Target or any part thereof and the motion is not cancelled or removed within 60 days of filing, and/or if a permanent and/or temporary receiver is appointed and/or if a receiving order is granted against such property of the Company and/or the Target.

13.1.13.	If the Company fails to duly deliver to the Finance Parties the confirmations and/or Financial Statements and/or balance sheets and/or information it has undertaken to provide according to this Agreement and such breach is not cured within 30 days of the date set forth herein for the delivery thereof.

13.1.14.	In the event (a) the Company and/or the Target ceases to pay its debts for a period exceeding thirty consecutive days; and/or (b) the Company or the Target commences negotiations with its creditors towards a general debt rescheduling or other similar general arrangement and/or makes a general assignment in favor of, or compromise arrangement with its creditors; and/or (c) if work or a significant part of it is suspended by the Company and/or the Target and/or if the Company or the Target ceases conducting its business for a period exceeding thirty consecutive days.

13.1.15.	If the Company or the Target receives a demand to accelerate or pay any of its Financial Indebtedness.

13.1.16.	If a Financial Entity becomes entitled to demand the acceleration of any Financial Indebtedness in an amount of at least US$500,000 (in the aggregate) owed to it by the Company or any of its Subsidiaries, unless the Borrower confirms that a waiver or settlement is being negotiated with such Financial Entity in good faith, and the terms of the waiver or settlement are shared with the Finance Parties and approved by the Finance Parties in their reasonable discretion.

13.1.17.	If any part of the Collateral is not perfected within the time schedules required hereunder on the respective date.

13.1.18.	If any Legal Proceedings are opened against the Company or any Subsidiary thereof (including the Target Group members), which, if resolved against the Company or its Subsidiary, would have a Material Adverse Effect, unless the Company demonstrates to the satisfaction of the Finance Parties that such Legal Proceedings are likely to be dismissed without Material Adverse Effect.

13.1.19.	If any of the events or circumstances in Sections 13.1.10 to 13.1.15 occur in respect of any member of the Target Group, or any other Subsidiary of the Company.

13.1.20.	If any of the Collateral to be provided pursuant to Section 10 hereof is not provided or is not perfected as required herein or if any Collateral Document which is to be delivered in respect of such Collateral is not delivered, all by the time designated therefor herein or as otherwise agreed by the Finance Parties.

13.1.21.	If by the lapse of 45 days following the Effective Date, the Target does not provide the Facility Agent with a legal opinion confirming that the Target owns, directly or indirectly, 100% of any means of control of any of the members of the Target Group (other than the Target itself).

13.1.22.	If the transaction pursuant to the Target Acquisition Agreement is not completed and the documents held by Gornitzky & Co. pursuant to Section 4.3 hereof are not released to the Finance Parties by the lapse of five Business Days (or such later date confirmed in writing by the Finance Parties) following the Effective Date, provided that in such event the Secured Obligations shall be in the total amount of US$24,000,000 (including on the account of the additional consideration).

13.2.	For avoidance of doubt, in any event of acceleration and demand of immediate repayment, the Finance Parties shall be entitled, without derogating from their rights according to the Finance Documents or law to any other relief or remedy (including their right to demand prevention and/or cure of the default), to exercise all lawful means they deem appropriate for collecting any amount due to them according to this Agreement on account of the Secured Obligations.

13.3.	Upon the occurrence of any Event of Default with respect to which a cure period is explicitly stated (hereinafter: “Cure Period”), the Finance Parties shall be entitled to accelerate and demand the immediate repayment of the Loan Principal Balance and the other Secured Obligations only if the Event of Default was not cured to their satisfaction until the lapse of the Cure Period (in this Section, “First Default Event”). However, if the Finance Parties reasonably believe their rights according to this Agreement may be substantially prejudiced as result of postponing actions during the Cure Period or if another Event of Default occurred, or if such event also falls within the bounds of another Event of Default, with respect to which no Cure Period was set (or for which a shorter Cure Period was set), then the Finance Parties are hereby conferred the right to terminate the Cure Period for the First Default Event (or shorten it, as applicable) and the Company shall not have any claim or argument in connection thereto towards the Lenders.

13.4.	The Company shall indemnify the Finance Parties against all liabilities imposed on them by third parties as result of exercising the provisions of this Section above, except if caused by gross negligence or willful misconduct of the Finance Parties or anyone acting on their behalf.

14.	Waivers

14.1.	Without derogating from other provisions of this Agreement, any waiver, extension, discount, silence, omission or failure to act (hereinafter: “Waiver”) on the part of the Finance Parties with respect to non-fulfillment or partial fulfillment or incorrect fulfillment with any of the Company’s undertakings according to any of the Finance Document, shall not be deemed a waiver on their part of any right but rather as limited consent to the special circumstances under which it was granted.

14.2.	Without derogating from the other provisions of this Agreement, any change to the undertakings of any of the parties to this Agreement requires obtaining the other party’s advance written consent. Any other consent, whether oral or by avoidance or failure to act and/or in any other way that is not in writing, shall not be deemed consent.

15.	Relationship between the Finance Parties

15.1.	All obligations of any of the Finance Parties according to this Agreement and other Finance Documents towards the Company and/or any other person, are made severally and not jointly and without mutual surety.

15.2.	The entitlement of the Finance Parties is several, in accordance with the provisions of the Financing Documents.

15.3.	The Finance Parties may enter into any agreement or other arrangement among themselves, and amend such agreements and other arrangements, without the consent of the Company. However, notwithstanding any such agreement or arrangement, the Company may rely on notices received by it and delivered by the Facility Agent as delivered on behalf of the Finance Parties.

16.	Right to Transfer; Disclosure of Information

16.1.	Each of the Finance Parties (hereinafter: “Transferor”) shall be entitled at any time, according to its sole discretion and without being required to obtain the consent of the Company, to transfer its rights under the Finance Documents (hereinafter: the “Aforementioned Rights”), in full or in part, to any transferee that is a Financial Entity. The Company shall be notified in writing with respect to any such transfer (save for participations), immediately after the consummation of such Transfer. In addition, following the acceleration of the Secured Obligations or any part thereof and demand of their immediate prepayment, each of the Finance Parties shall be entitled to transfer the Aforementioned Rights to any other person without the consent of the Company.

Any person receiving such transfer shall be referred to in this Agreement as “Transferee”.

“Transfer” means – sale and/or assignment of the Aforementioned Rights, in full or in part, directly as well as by way of selling participations in the Aforementioned Rights or in any other way the Transferee deems suitable. Transfer can be to one or more Transferees, at the same time or from time to time.

16.2.	As of the date of providing notice to the Company (hereinafter: “Effective Date of Transfer”) the Transferee shall be deemed to substitute the Transferor for all intents and purposes, including with respect to transferring payments in connection with settlement of the Secured Obligations that shall apply as of the Effective Date of Transfer, and such Transferee shall become a party to the Finance Documents, with the same capacity as the Transferor.

16.3.	Each of the Finance Parties shall be entitled, at any time, to disclose Information (as defined hereunder) in connection with Transfer of the Aforementioned Rights to any person qualified to be a Transferee, and with which such Transferor is conducting negotiations for purpose of Transfer (hereinafter: “Potential Transferee”). In addition any Finance Party shall be entitled to disclose information to advisors on its behalf and/or on behalf of any Potential Transferee as well as to companies engaged in credit rating, for purpose of rating the rights (hereinafter: “Advisors”). Disclosure of information shall be subject to execution by the Potential Transferee and the Advisors of confidentiality undertakings in acceptable form which shall also be for the benefit of the Company itself.

“Information” means – including any information currently in the possession of the Finance Parties and/or that shall be in the possession of any of them in the future, including information delivered to the Finance Parties by the Company or any of the Finance Parties, which such Finance Parties in their discretion deem as necessary or desirable to disclose in connection with a Transfer as set forth above, including information regarding the Facility and Loans extended according to this Agreement, information regarding Collateral if any for securing the Secured Obligations, as well as information about the Company, the Target, their activity and assets.

16.4.	The Company hereby undertakes: (a) to cooperate reasonably, for purpose of Transfer of the Aforementioned Rights, as set forth in this Section above, including to deliver any document and/or sign any document reasonably required by the Transferor for such purpose; and (b) to provide all information, data and documents in its possession and reasonably required for purpose of conducting examinations by the Transferee.

16.5.	The Company shall not be entitled to transfer to any other person any right or obligation with respect to the Secured Obligations and/or to any of the Finance Documents, without obtaining the advance written consent of the Finance Parties.

17.	Disclosing Information between the Finance Parties and with Authorities

17.1.	Each of the Finance Parties shall be entitled to disclose to the other Finance Parties details regarding the Company and the Collateral and any other information relating to the Secured Obligations.

17.2.	Each of the Finance Parties may disclose to any government agency or to any person acting by virtue of their authority, or to any other competent authority to which such party is subject to, the details of the Company, or pertaining to the Secured Obligations and/or the Financing Documents, whether according to the request of such competent authorities in accordance with legal obligation that applies to such person, as such person deems fit for purpose of complying with the provisions of law.

18.	Confidentiality Undertaking of the Finance Parties

Each of the Finance Parties hereby represents and warrants solely with respect to itself that it, its officers, employees, organs (including investment committees and their members) and advisors (specified in this Section hereunder) shall maintain in confidence any information disclosed to them by the Company according to this Agreement and shall not make any use thereof except in accordance with the provisions of this Agreement and the other Finance Documents. The aforementioned undertaking shall not apply (a) to information that is in the possession of any of the Finance Parties or any person on their behalf prior to disclosure by the Company; (b) information that has reached any of them or any person on their behalf from an entity other than the Company, not in breach of confidentiality undertakings; (c) information that is or has become publicly available at any time not as result of disclosure of the information by the Finance Parties or any person on their behalf in breach of the provisions of this Agreement or any confidentiality obligation; (d) information with respect to which there is a legal obligation to disclose or information that is required to be disclosed according to the instructions of a competent authority; (e) disclosure of information that is necessary and relevant in the framework of legal proceedings pertaining to the parties to this Agreement as well as in preparation for such proceedings. The confidentiality undertaking according to this Section shall expire entirely upon the lapse of two years from the date of full settlement of the Secured Obligations.

It is hereby clarified that the provisions of this Section above (i) shall not limit the Finance Parties from disclosing information to officers, employees, organs (including investment committees), shareholders, partners (general or limited) and advisors (attorneys, accountants, appraisers and other professionals) provided (a) each of them is aware of the confidentiality obligations that apply to the Finance Parties according to this Agreement, and (b) the Finance Parties shall be liable for breach of such undertakings by any of the aforementioned representatives; and (ii) shall not diminish from the provisions of Sections 16 and 17 hereof.

19.	Notices

Every notice sent via mail by the Finance Parties to the Company or by the Company to the Finance Parties, shall be sent by in writing and shall be sent via email as well as mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by email, by hand or by messenger, addressed to such Party’s address as set forth below, or such other address with respect to a Party as such Party shall notify each other Parties in writing as above provided.

To the Company:

Gauzy Ltd.

Address: 14 Hatehiya Street, Tel Aviv Israel 6816914

Attn: Eyal Peso (CEO), Meir Peleg (CFO)

Email: Eyal Peso eyal@gauzy.com; Meir Peleg meir.peleg@gauzy.com

To the Facility Agent:

Klirmark Capital 3 Ltd.

Address: 2a Jabotinsky St.. Atrium Tower, Ramat Gan 5250501

Attn: Itzik Ohayon

Email: Iohayon@klirmark.com

Davidson & W Technology Growth Cayman LP

Address:

c/o Maples Corporate Services, Limited PO Box 309, Ugland House,

Grand Cayman,  KY1-1104 Cayman Islands

Attn: Eran Davidson, Olga Bermant

Email: eran@davidson-capital.com; olga@davidson-capital.com

To the Lenders: in accordance with the notice details set out in Annex A.

20.	Fees, Commissions and Expenses

20.1.	Upon the extension of any Loan, the Company shall pay the Finance Parties a fee in the amount of 1.25% of the principal amount of such Loan. Finance Parties may set-off such amount from the principal amount of the Loan, and the amounts so off-set shall be deemed extended to the Company.

20.2.	On any Interest Payment Date, the Company shall pay to the Facility Agent agency fee at the annual rate of 1% calculated on the Loan Principal Balance during the Interest Period ending on such date, and according to the actual number of days included in the Interest Period for which payment is made (including the first and last day of the Interest Period), divided by 360.

20.3.	On the Effective Date or on the Expiration Date, as applicable, the Company shall pay to the Facility Agent or in accordance with its instructions all amounts of expenses (including fees and expenses paid to attorneys, assessors and other advisors and other out of pocket expenses) that the Finance Parties have incurred or shall actually incur in connection with the engagement of the Finance Parties under this Agreement, including with respect to negotiations towards execution of the Finance Documents, performance of financial, accounting and legal due diligence, preparation of the Financing Documents for signature and the execution thereof, up to an amount of USD 80,000 plus VAT.

20.4.	The Company shall pay the Finance Parties from time to time in accordance with their first demand, all reasonable expenses (including reasonable fees and expenses paid to attorneys, auditors, assessors and other advisors and other out of pocket expenses) in connection with enforcement or collection proceedings of this Agreement or any of the other Finance Documents, as well as in connection with protection of any right according to this Agreement or any other Finance Document.

20.5.	All such expenses and commissions plus delay interest shall be an integral part of the Secured Obligations.

21.	Additional Consideration

21.1.	Upon the occurrence of an Exit Event, the Company shall pay the Lenders an additional consideration, the amount of which shall be calculated as the higher of (a) USD 3,000,000, and (b) the difference between the price per share of a Series D Preferred Share (or of an Ordinary Share into which such Series D Preferred Shares shall have been converted, on or prior to such Exit Event, in accordance with their terms), based on a Company’s valuation, as reflected in the terms of the Exit Event, and US$137.36 (being the price per share based on a Company’s valuation in the Series D Equity Round (subject to adjustment of the “original issue price” of the Preferred D Shares pursuant to the Articles of Association of the Company), multiplied by 39,314 Series D Preferred Shares (or such number of Ordinary Shares into which such shares shall have been converted, on or prior to such Exit Event, in accordance with their terms), in each case of (a) and (b), taking into account in such calculation any amounts previously paid in respect of any Exit Event in accordance with Section 21.3.

21.2.	If no Exit Event occurs until 30 December 2025 (or if on such date any Remaining Percentage remains), the Lenders shall be entitled, at any time during the period starting on 30 December 2025 and until 30 December 2035, to demand from the Company a cash payment of an amount equal to USD 3,000,000 (and, in the event any Remaining Percentage exists – such amount shall be multiplied by the Remaining Percentage), as the payment of the amount of additional consideration. The Company shall pay such amount at the demand of the Lenders, and not later than three Business Days following such demand.

21.3.	Notwithstanding the provisions of Section 21.1 hereof, if the Exit Event which triggers the payment of the additional consideration is the transfer of less than 50% of the share capital of the Company, then the Lenders shall only be entitled to such Relevant Percentage of the additional consideration, and the Remaining Percentage of the additional consideration shall be reserved and remain subject to the provisions of this Section 21 (where the additional consideration shall be calculated in accordance with the provisions of this Section 21, multiplied by the Remaining Percentage). For the purpose hereof, “Relevant Percentage” means the percentage of the share capital of the Company being transferred in the Exit Event, and the “Remaining Percentage” shall mean 100% less the Relevant Percentage.

21.4.	If the Exit Event is the offering of shares of the Company to the public or the listing of such shares for trading or a merger transaction with SPAC, then the Lenders shall be entitled to elect to receive the additional consideration in such listed shares (without any further payment by the Lenders), the number of which shall be the amount of additional consideration payable, net of any amount remitted on account of tax withholding on the amount of additional consideration, divided by the price per share of the relevant listed shares to be issued to the Lenders hereunder, at the closing and on the terms of the Exit Event. The Lenders may notify the Company of their election pursuant to this Section in writing no later than five Business Days prior to the Exit Event, and in such event the Company shall issue such listed shares to the Lenders upon consummation of the Exit Event.

21.5.	If the Exit Event is a transaction where shareholders of the Company receive shares of any other entity in consideration of their shares in the Company, then the Lenders shall be entitled to elect to receive, in lieu of the additional consideration, such shares of the other entity that are received by such shareholders of the Company, the number of which shall be the amount of additional consideration payable to the Lenders, net of any amount remitted on account of tax withholding on the amount of additional consideration, divided by the value of one share of such other entity, used for the calculation of the number of shares of the other entity delivered to such shareholders of the Company (taking into account the shares deliverable to the Lenders). The Lenders may notify the Company of their election pursuant to this Section in writing no later than five Business Days prior to the Exit Event, and in such event the Company shall procure that such shares are delivered to the Lenders upon consummation of the Exit Event.

21.6.	The discharge of the Loan Obligations, whether on the Final Settlement Date or in prepayment, shall not affect the entitlement of the Lenders to receive the additional consideration pursuant to this Section 21, and the provisions of this Section 21, together with any other general provision of this Agreement, shall survive such discharge.

22.	Applicable law and jurisdiction

22.1.	This Agreement and any matter related thereto or derived therefrom shall be governed solely and exclusively by Israeli law, without applying any rules regarding the application the laws of any other jurisdiction.

22.2.	The competent courts in Tel Aviv, Israel have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

22.3.	The Parties agree that the competent courts in Tel Aviv, Israel are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

22.4.	Notwithstanding the above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

23.	Continuing Effect and Preference of Obligations

23.1.	Any agreement or document mentioned in this Agreement, save for the Finance Documents, and anything included or not included in such agreement or document, shall not have any effect on the obligations and undertakings of the Company according to the Finance Documents, whether or not the Finance Parties have approved such agreement or document.

23.2.	Any obligation, undertaking or limitation that applies to the Company according to any agreement or document that is not a Finance Document (whether or not the Finance Parties are aware of such agreement or document), and is in contrast or does not coincide with any of the Company’s undertakings and obligations set forth in the Finance Documents, shall not release the Company from any of its obligations and undertakings according or pursuant to the Finance Documents.

23.3.	No changes of any circumstances (financial or other); liquidation or other similar proceedings of any person; or breach of contract by any person shall affect, diminish or release the Company from its obligations according to the Finance Documents, which shall continue to apply in full force and effect notwithstanding any such event.

24.	General provisions

24.1.	All payments that the Company is required to make according to the Finance Documents shall be calculated and paid without any offset and (without derogating from Section 9 above) without any deductions, excluding withholding as required by law and subject to the provisions hereof relating to such Tax withholding and the Company hereby irrevocably waives its right, if any, to implement or demand offset for or against the Loans and/or Secured Obligations.

24.2.	This Agreement (together with the other Finance Documents) reflects the full agreements between the parties in connection with the subject matter of this Agreement and it supersedes any previous agreement or arrangement or understanding (in writing or oral) between the parties, if any, that relate to the subject matter of this Agreement (including letters of undertaking to maintain confidentiality etcetera). Without derogating from the generality of the aforementioned, the indicative terms for financial proposal letter dated December 22, 2021, is null and void and has no effect whatsoever.

24.3.	This Agreement and the other Finance Documents shall not be deemed to confer rights to any third party, unless as explicitly set forth otherwise with respect to any of their provisions.

24.4.	Should it be decided that any provision of any Finance Document is illegal or unenforceable, then, unless illegality or unenforceability completely undermine such Finance Document, such shall not impact the other provisions of the Finance Documents which shall continue to be valid.

24.5.	This Agreement may be executed on a single page that includes the signatures of all parties or may be signed on separate pages to be attached to this Agreement and together constituting valid execution of the parties.

In witness hereof the parties have signed:

[signatures page attached]

Signatures Page

Gauzy Ltd. /s/ Eyal Peso /s/ Meir Peleg
Klirmark Opportunity Fund III, Limited Partnership /s/ Klirmark Opprtunity Fund, III, L.P. By: Klirmark Fund III (G.P.) L.P. By: Klirmark Fund 3 General Partner LTD	Davidson & W Technology Growth Cayman Limited Partnership /s/ Anvar Asanov
Facility Agent (Klirmark Capital 3 Ltd. and Davidson & W Technology Growth Cayman LP) /s/ Klirmark Capital 3 Ltd. /s/ Anvar Asanov

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